AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     BETWEEN

                             ITI TECHNOLOGIES, INC.

                                       AND

                             SLC TECHNOLOGIES, INC.







                         DATED AS OF SEPTEMBER 28, 1999



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                                TABLE OF CONTENTS

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

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RECITALS..........................................................................................................1

ARTICLE I--THE MERGER.............................................................................................1
         Section 1.1       The Merger.............................................................................1
         Section 1.2       Effective Time.........................................................................2
         Section 1.3       Effects of the Merger..................................................................2
         Section 1.4       Charter and Bylaws; Directors and Officers.............................................2
         Section 1.5       Conversion of Securities...............................................................2
         Section 1.6       Cash Election Procedures...............................................................3
         Section 1.7       Exchange Procedures....................................................................5
         Section 1.8       Additional Exchange Procedures.........................................................5
         Section 1.9       Stock Options..........................................................................6
         Section 1.10      Further Assurances.....................................................................7
         Section 1.11      Closing................................................................................7

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF ITI.................................................................7
         Section 2.1       Organization, Standing and Power.......................................................7
         Section 2.2       Capital Structure......................................................................8
         Section 2.3       Authority..............................................................................9
         Section 2.4       Consents and Approvals; No Violation...................................................9
         Section 2.5       SEC Documents and Other Reports; Financial Matters....................................10
         Section 2.6       Proxy Statement.......................................................................11
         Section 2.7       Absence of Certain Changes or Events..................................................12
         Section 2.8       Permits and Compliance................................................................13
         Section 2.9       Tax Matters...........................................................................14
         Section 2.10      Actions and Proceedings...............................................................15
         Section 2.11      Certain Agreements....................................................................16
         Section 2.12      ERISA.................................................................................16
         Section 2.13      Compliance with Worker Safety and Environmental Laws..................................17
         Section 2.14      Labor Matters.........................................................................18
         Section 2.15      Intellectual Property.................................................................18
         Section 2.16      Reorganization; Supplemental Ruling...................................................21
         Section 2.17      Required Vote of ITI Stockholders.....................................................21
         Section 2.18      Brokers...............................................................................21
         Section 2.19      State Takeover Statutes; Certain Charter Provisions...................................21
         Section 2.20      Year 2000 Matters.....................................................................21
         Section 2.21      Opinion of Financial Advisor..........................................................22
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ARTICLE III--REPRESENTATIONS AND WARRANTIES OF SLC...............................................................22
         Section 3.1       Organization, Standing and Power......................................................22
         Section 3.2       Capital Structure.....................................................................22
         Section 3.3       Authority.............................................................................23
         Section 3.4       Consents and Approvals; No Violation..................................................23
         Section 3.5       Financial Statements; Books and Records...............................................24
         Section 3.6       Proxy Statement.......................................................................25
         Section 3.7       Absence of Certain Changes or Events..................................................25
         Section 3.8       Permits and Compliance................................................................27
         Section 3.9       Tax Matters...........................................................................28
         Section 3.10      Actions and Proceedings...............................................................29
         Section 3.11      Certain Agreements....................................................................29
         Section 3.12      ERISA.................................................................................30
         Section 3.13      Compliance with Worker Safety and Environmental Laws..................................31
         Section 3.14      Labor Matters.........................................................................32
         Section 3.15      Intellectual Property.................................................................32
         Section 3.16      Reorganization; Supplemental Ruling...................................................34
         Section 3.17      Required Vote of SLC Stockholders.....................................................34
         Section 3.18      Brokers...............................................................................35
         Section 3.19      State Takeover Statutes; Certain Charter Provisions...................................35
         Section 3.20      Year 2000 Matters.....................................................................35
         Section 3.21      Financing.............................................................................35

ARTICLE IV--COVENANTS RELATING TO CONDUCT OF BUSINESS............................................................35
         Section 4.1       Conduct of Business Pending the Merger................................................35
         Section 4.2       No Solicitation.......................................................................38
         Section 4.3       SLC Stockholder Agreement.............................................................39
         Section 4.4       Reorganization........................................................................39
         Section 4.5       Actions Inconsistent With Ruling......................................................40
         Section 4.6       Redemption of Rights Plan.............................................................40

ARTICLE V--ADDITIONAL AGREEMENTS.................................................................................40
         Section 5.1       Stockholder Meeting...................................................................40
         Section 5.2       Preparation of Proxy Statement........................................................40
         Section 5.3       Private Placement of Common Stock.....................................................41
         Section 5.4       Comfort Letters.......................................................................42
         Section 5.5       Access to Information.................................................................42
         Section 5.6       Fees and Expenses.....................................................................43
         Section 5.7       Reasonable Best Efforts...............................................................43
         Section 5.8       Public Announcements..................................................................44
         Section 5.9       State Takeover Law....................................................................45
         Section 5.10      Indemnification; Directors and Officers Insurance.....................................45
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         Section 5.11      Notification of Certain Matters.......................................................45
         Section 5.12      IRS Ruling Letter.....................................................................45
         Section 5.13      Financing Commitment..................................................................46
         Section 5.14      ITI Stock Option Plan.................................................................46
         Section 5.15      NASDAQ Listing........................................................................46
         Section 5.16      Form S-8..............................................................................46
         Section 5.17      Redemption of Shareholder Rights Plan.................................................46
         Section 5.18      Name of Surviving Corporation.........................................................46
         Section 5.19      Services Agreement....................................................................46

ARTICLE VI--CONDITIONS PRECEDENT TO THE MERGER...................................................................46
         Section 6.1       Conditions to Each Party's Obligation to Effect the Merger............................46
         Section 6.2       Conditions to Obligation of ITI to Effect the Merger..................................47
         Section 6.3       Conditions to Obligations of SLC to Effect the Merger.................................48

ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER...................................................................50
         Section 7.1       Termination...........................................................................50
         Section 7.2       Effect of Termination.................................................................52
         Section 7.3       Amendment.............................................................................52
         Section 7.4       Waiver................................................................................52

ARTICLE VIII--GENERAL PROVISIONS.................................................................................52
         Section 8.1       Representations and Warranties........................................................52
         Section 8.2       Notices...............................................................................52
         Section 8.3       Interpretation........................................................................54
         Section 8.4       Counterparts..........................................................................54
         Section 8.5       Entire Agreement; No Third-Party Beneficiaries........................................54
         Section 8.6       Governing Law.........................................................................55
         Section 8.7       Assignment............................................................................55
         Section 8.8       Severability..........................................................................55
         Section 8.9       Enforcement of this Agreement.........................................................55

SIGNATURES.......................................................................................................56

Exhibit A--Amendment to Certificate of Incorporation
Exhibit B--Voting Agreement
Exhibit C--Registration Rights Agreement
Exhibit D--Indemnification Agreement
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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                 -----------------------------------------------


                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of September 28, 1999 (this "Agreement"), between ITI TECHNOLOGIES, INC. a Delaware corporation ("ITI"), and SLC TECHNOLOGIES, INC., a Delaware corporation ("SLC").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of ITI and SLC have approved and declared advisable the merger of SLC with and into ITI (the "Merger"), upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the respective Boards of Directors of ITI and SLC have determined that the Merger is in the best interest of their respective stockholders;

                  WHEREAS, SLC and its stockholder ("SLC Stockholder") desire to enter into a transaction pursuant to which the stock of SLC is exchanged for publicly traded stock;

                  WHEREAS, as an inducement for SLC to enter into this Agreement, certain stockholders of ITI have entered into one or more Voting Support Agreements ("Voting Support Agreements");

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

                  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), SLC shall be merged with and into ITI at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of SLC shall cease and ITI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of SLC in accordance with the DGCL. ITI and SLC are sometimes collectively referred to herein as the "Constituent Corporations."



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                  Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is accepted for filing by with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.11).

                  Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 1.4 Charter and Bylaws; Directors and Officers.

                  (a) At the Effective Time, (i) the Amended and Restated Certificate of Incorporation of ITI shall be amended as of the Effective Time as provided in Exhibit A, (ii) the Amended and Restated Certificate of Incorporation of ITI, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter legally amended as provided therein or by applicable law and (iii) the Bylaws of ITI, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter legally amended.

                  (b) At the Effective Time, the total number of persons serving on the Board of Directors of ITI shall be nine (unless otherwise agreed in writing by the parties hereto prior to the Effective Time), two of whom shall be Thomas L. Auth and Perry J. Lewis and seven of whom shall be selected solely by and at the absolute discretion of the Board of Directors of SLC. Thereafter, membership on the ITI Board of Directors shall be determined in accordance with the Voting Agreement in the form attached hereto as Exhibit B, which shall be executed and delivered by the parties thereto at the Effective Time.

                  (c) At the Effective Time, Thomas L. Auth shall be Chairman of the Board of ITI and Kenneth L. Boyda shall be President and Chief Executive Officer of ITI.

                  Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of ITI, SLC or the holders of any securities of the Constituent Corporations:

                  (a) Each share of the common stock, $0.005 par value, of SLC (the "SLC Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of SLC Common Stock owned by SLC or any wholly owned Subsidiary of SLC) shall be converted into 15.17064 shares of common stock, $0.01 par value, of ITI (the "ITI Common Stock") (the "SLC Per Share Stock Consideration"). If, between the date of this Agreement and the Effective Time, the outstanding shares of ITI Common Stock or SLC Common Stock are


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changed to a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification or other similar transaction, then the SLC Per Share Stock Consideration and the Per Share Cash Consideration (defined below) shall be appropriately adjusted.

                  (b) Each share of ITI Common Stock issued and outstanding immediately prior to the Effective Time for which an election is properly made to receive cash pursuant to Section 1.6 shall be converted into cash in an amount equal to $36.50 per share and, if on March 28, 2000, the conditions set forth in Sections 6.1, 6.3(a), 6.3(c), 6.3(e) and 6.3(f) would have been satisfied or waived if March 28, 2000 were considered to be the Effective Time, then, if the Effective Time occurs after March 28, 2000, an additional $.25 and if the Effective Time occurs after April 28, 2000, an additional $.25 (the "Per Share Cash Consideration" and, together with the SLC Per Share Stock Consideration, the "Merger Consideration") and subject further to the election, conversion and proration procedures set forth in Section 1.6; provided, however, that, notwithstanding the foregoing, if the condition set forth in Section 6.3(d) is satisfied or waived on or prior to March 28, 2000, then no $.25 increase shall be made and, if such condition is met or waived after March 28, 2000 and before April 29, 2000, then only one $.25 increase shall be made.

                  (c) Each share of ITI Common Stock issued and outstanding immediately prior to the Effective Time and for which no election has been properly made to receive cash pursuant to Section 1.6 shall remain issued and outstanding.

                  (d) Each share of SLC Common Stock issued and outstanding immediately prior to the Effective Time and owned by SLC or any wholly owned Subsidiary of SLC shall be canceled and extinguished and shall cease to exist, and no exchange or payment shall be made therefor.

                  Section 1.6 Cash Election Procedures.

                  (a) Subject to Section 1.6(b), each record holder of ITI Common Stock immediately prior to the Effective Time will be entitled to elect to receive cash for all or some of the shares of ITI Common Stock ("Cash Election Shares") held by such record holder. All such elections (each an "Election") shall be made on a form designated for that purpose by ITI and reasonably acceptable to SLC (an "Election Form") and in accordance with all applicable laws. Any shares of ITI Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed not to have elected to receive cash pursuant to
Section 1.5(b) and this Section 1.6. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the "Exchange Agent") shall be Norwest Bank, N.A., or other reputable bank or trust company jointly selected by ITI and SLC.


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                  (b) Not later than two business days after the Election
Deadline, ITI shall cause the Exchange Agent to effect the conversions among the holders of ITI Common Stock of rights to receive the Per Share Cash Consideration in the Merger as follows: If the aggregate number of Cash Election Shares properly elected represents more than 50% of the number of shares of ITI Common Stock issued and outstanding immediately prior to the Effective Time (on the basis of Election Forms received by the Election Deadline), then the Exchange Agent shall reduce (pro rata according to each holder's total number of Cash Election Shares of those holders who made an Election), rounded to the nearest whole share, a sufficient number of Cash Election Shares such that the total number of Cash Election Shares represents, as closely as practicable, 50% of the number of shares of ITI Common Stock issued and outstanding immediately prior to the Effective Time.

                  (c) Not later than the 25th business day prior to the anticipated Effective Time or such other date as ITI and SLC may agree in writing, ITI shall mail an Election Form to each person that was a holder of record of ITI Common Stock at that time. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m. prevailing Central Time, on the second business day prior to the Effective Time (the "Election Deadline") and accompanied by the certificates representing all the shares of ITI Common Stock ("ITI Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). The Election Form (which shall specify that delivery shall be effected and the risk of loss and title to the ITI Certificates (and the payment right represented by such certificates) shall pass only upon proper delivery of such ITI Certificates to the Exchange Agent) will advise the holders of ITI Certificates of the procedure for surrendering to the Exchange Agent such certificates in exchange for the Per Share Cash Consideration. ITI shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of ITI (or of the Exchange Agent) shall be conclusive and binding. ITI shall consult with SLC on any significant issues regarding any Election Form. None of SLC, ITI or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make, and ITI shall verify, all computations contemplated by this Section 1.6, and all such computations shall be conclusive and binding on the holders or former holders of ITI Common Stock, absent manifest error. The Exchange Agent shall promptly provide ITI and SLC with a copy of the completed computation. Shares of ITI Common Stock covered by an Election Form which is not effective shall be treated as if no Election has been made with respect to such shares of ITI Common Stock. Once an Election is made it may not be revoked unless such revocation has been communicated in writing to the Exchange Agent prior to the Election Deadline. The Exchange Agent shall cause to be properly reissued ITI Certificates representing ITI Common Stock as to which the Election is not applicable.



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                  Section 1.7 Exchange Procedures.

                  (a) At the Closing, the SLC Stockholder will surrender its certificates which, immediately prior to the Effective Time, represented outstanding shares of SLC Common Stock converted in the Merger (the "SLC Certificates") in exchange for certificates representing ITI Common Stock. Subject to Section 1.8, upon surrender of a SLC Certificate to ITI for exchange, together with such other documents as may be reasonably required by ITI consistent with this Agreement, (i) the holder of such SLC Certificate shall be entitled to receive in exchange therefore a certificate representing the number of shares of ITI Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) and (ii) the SLC Certificate so surrendered shall be canceled. Until so surrendered, each SLC Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive ITI Common Stock (and cash in lieu of any fractional share of ITI Common Stock) as contemplated by this Section 1.7 and Section 1.8.

                  (b) At and after the Effective Time, there shall be no further registration or transfers of shares of SLC Common Stock (other than transfers by operation of law), and the stock ledgers of SLC shall be closed. After the Effective Time, SLC Certificates presented to ITI for transfer shall be canceled and exchanged for the Merger Consideration provided for, without interest, and in accordance with the procedures set forth, in this Article I.

                  (c) No dividends, interest or other distributions with respect to the Merger Consideration shall be paid to the holder of any unsurrendered SLC Certificates until such certificates are surrendered as provided in this Section
1.7. Upon such surrender, there shall be paid, without interest, to the person in whose name any SLC Certificate is registered all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

                  Section 1.8 Additional Exchange Procedures.

                  (a) If any of the Merger Consideration is to be paid or issued to a person other than the registered holder of the shares of ITI Common Stock or SLC Common Stock, as the case may be, formerly represented by the certificates surrendered with respect thereto, it shall be a condition of payment of the Merger Consideration that the ITI Certificate or Certificates or the SLC Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment or issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment or issuance to a person other than the registered holder of such shares of ITI Common Stock or SLC Common Stock, as the case may be, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.



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                  (b) In the event that any ITI Certificates or SLC Certificates shall have been lost, stolen or destroyed, the Exchange Agent or ITI, as the case may be, shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be provided pursuant to this Agreement; provided, however, that ITI may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver an indemnity agreement or a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ITI, the Surviving Corporation, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                  (c) Neither ITI nor the Surviving Corporation shall be liable to any holder or former holders of SLC Common Stock or ITI Common Stock for any shares of common stock (or dividends or distributions with respect thereto), or for any cash amounts properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                  (d) No fractional interests in shares of ITI Common Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of certificates representing SLC Common Stock. In lieu of any fractional share, ITI shall pay to each former holder of SLC Common Stock who otherwise would be entitled to receive a fractional interest in a share of ITI Common Stock (after aggregating all fractional shares of ITI Common Stock issuable to such holder), upon surrender of such holder's SLC Certificates an amount of cash (without interest) determined by multiplying (i) the Per Share Cash Consideration by (ii) the fractional interest to which such holder would otherwise be entitled.

                  Section 1.9 Stock Options.

                  (a) Each holder of options to purchase ITI Common Stock ("ITI Option") shall be given the right to elect to receive a cash payment, for up to 50% of the number of shares of ITI Common Stock covered by such options, equal to the Per Share Cash Consideration times the number of shares covered by such options minus the aggregate exercise price of such options in exchange for the cancellation of such options. Any ITI Option not so exchanged will remain outstanding pursuant to its terms and will vest to the extent provided in the existing terms of the applicable stock option plan or any agreement evidencing such option.

                  (b) At the Effective Time, all rights with respect to SLC Common Stock under each option to purchase SLC Common Stock ("SLC Option") then outstanding shall be converted into and become rights with respect to ITI Common Stock, and ITI shall assume each such SLC Option in accordance with the requirements of Section 424 (a) of the Code and the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each SLC Option assumed by ITI may be exercised solely for shares of ITI Common Stock, (ii) the number of shares of ITI Common Stock covered by each such SLC Option shall be equal to the number of shares of SLC Common Stock covered by such SLC Option immediately prior to the Effective Time multiplied


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by the SLC Per Share Stock Consideration, rounded up to the nearest whole share and (iii) the per share exercise price under each such SLC Option shall be adjusted by dividing the per share exercise price under such SLC Option by the SLC Per Share Stock Consideration and rounding up to the nearest cent. Each SLC Option assumed by ITI in accordance with this Section 1.9(b) shall, in accordance with its terms, be subject to further adjustments as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction prior to the Effective Time.

                  Section 1.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                  Section 1.11 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, at 10:00 a.m., local time, on the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as ITI and SLC shall agree.

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF ITI
                      -------------------------------------

                  ITI represents and warrants to SLC as follows:

                  Section 2.1 Organization, Standing and Power. ITI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary (as hereinafter defined) of ITI is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a


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Material Adverse Effect (as hereinafter defined) on ITI. ITI and each of its
Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on ITI. For purposes of this Agreement
(a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to ITI or SLC, as the case may be, any event, occurrence, development, change or effect that, individually or in the aggregate, with other events, occurrences, developments, changes or effects, is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, assets, liabilities, financial condition or results of operations of ITI and its Subsidiaries, taken as a whole, or SLC and its Subsidiaries, taken as a whole, as the case may be; and (b) "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which ITI or SLC, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

                  Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of ITI consists solely of 30,000,000 shares of ITI Common Stock and no shares of Preferred Stock. At the close of business on September 28, 1999, (i) 8,438,342 shares of ITI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 956,700 shares of ITI Common Stock were held in the treasury of ITI or by Subsidiaries of ITI, (iii) 1,713,920 shares of ITI Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of ITI Common Stock and other benefits granted under ITI's benefit plans, or pursuant to any plans assumed by ITI in connection with any acquisition, business combination or similar transaction and (iv) each share of ITI Common Stock is accompanied by a "Right" as defined in the Rights Agreement dated as of November 27, 1996 by and between ITI and Norwest Bank Minnesota, National Association as rights agent (the "Shareholder Rights Plan"). As of the date of this Agreement, except as set forth above no shares of capital stock or other voting securities of ITI were issued, reserved for issuance or outstanding. All of the shares of ITI Common Stock issuable in exchange for SLC Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except (i) for this Agreement, (ii) as set forth above, or (iii) as set forth in Section 2.2 of the letter dated the date hereof and delivered on the date hereof by ITI to SLC, which letter relates to this Agreement and is designated therein as the ITI Letter (the "ITI Letter"), there are no options, warrants, calls, rights, agreements or other commitments to which ITI or any of its Subsidiaries is a party or by which any of them is bound obligating ITI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ITI or any of its Subsidiaries or obligating ITI or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, agreement or other commitment. Except as set forth in Section 2.2 of the ITI Letter, neither ITI nor any of its Subsidiaries is obligated to pay for or repurchase any shares of capital stock of ITI or any of its Subsidiaries. There are no outstanding ITI securities that are convertible into or exchangeable for any shares of capital stock or other securities of ITI or its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of ITI is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 2.2 of the ITI Letter, each such share is owned by ITI or another Subsidiary of ITI, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 2.2 of the ITI Letter, no holder of ITI Common Stock, or any option, warrant or other security exchangeable or convertible into ITI Common Stock, has any rights, contingent or otherwise, to require ITI to register such securities under the Securities Act (as hereinafter defined). Except as set forth above, ITI does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, exchangeable for or exercisable for securities having the right to vote) with the stockholders of ITI on any matter. All of ITI's Subsidiaries are wholly owned, directly or indirectly, by ITI and are listed in
Section 2.2 of the ITI Letter.

                  Section 2.3 Authority. On or prior to the date of this Agreement, the Board of Directors of ITI , at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors, declared the Merger to be advisable and fair to and in the best interest of ITI and its stockholders, has approved and adopted this Agreement in accordance with the DGCL and has resolved to recommend the approval by ITI's stockholders of the Merger and this Agreement and no such declaration, approval, adoption or recommendation has been changed, withdrawn or revoked. ITI has all requisite corporate power and authority to enter into this Agreement, and, subject to approval by the stockholders of ITI of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ITI and the consummation by ITI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ITI, subject to (x) approval by the stockholders of ITI of the Merger and (y) the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by ITI, and (assuming the valid authorization, execution and delivery of this Agreement by SLC and the validity and binding effect hereof on SLC) this Agreement constitutes the valid and binding obligation of ITI enforceable against ITI in accordance with its terms.

                  Section 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
Section 2.4 have been obtained and all filings and obligations described in this
Section 2.4 have been made, and except as set forth in Section 2.4 of the ITI Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ITI or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of ITI, (ii) any provision of the comparable charter or organization documents of any of ITI's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to ITI or any of its Subsidiaries or (iv) any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to ITI or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on ITI, materially impair the ability of ITI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except as set forth in Section 2.4 of the ITI Letter, no filing or registration with review by, or authorization, consent or approval of, any third party, including any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to ITI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ITI or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions hereof, except for (i) in connection, or in compliance, with the provisions of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (together with the rules and regulation promulgated thereunder the "Securities Act"), and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which ITI is qualified to do business, (iii) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (iv) as may be required under foreign laws and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on ITI, materially impair the ability of ITI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  Section 2.5 SEC Documents and Other Reports; Financial
Matters.

                  (a) ITI has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act since January 1, 1995 (the "ITI SEC Documents"). As of their respective dates (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), the ITI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), none of the ITI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of ITI included in the ITI SEC Documents (the "ITI Financial

Statements") at the respective times they were filed (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of ITI and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which were not or are not expected to be material in amount). Except as set forth in Section 2.5 of the ITI Letter, ITI has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements.

                  (b) The minute books of ITI and its Subsidiaries, all of which have been made available to SLC, contain records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of ITI and its Subsidiaries, which are accurate in all material respects, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

                  (c) ITI and its Subsidiaries do not have any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due that, individually or in the aggregate, have a Material Adverse Effect on ITI, except (i) as and to the extent set forth on the most recent balance sheet included in the ITI SEC Documents, (ii) for liabilities or obligations incurred since the date of the balance sheet referred to in clause (i) in the ordinary course of business or (iii) as set forth in
Section 2.5 of the ITI Letter. The term "liabilities" is not intended to include contractual obligations (other than those in default or those that would be in default upon the giving of notice, the passage of time or both) other than those customarily reflected on the face of a balance sheet.

                  Section 2.6 Proxy Statement. None of the information to be supplied by or on behalf of ITI for inclusion or incorporation by reference in the definitive proxy statement (the "Proxy Statement") relating to the ITI Stockholder Meeting (as defined in Section 5.1) will, at the time of the mailing of the Proxy Statement, at the time of the ITI Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

                  Section 2.7 Absence of Certain Changes or Events. Except as otherwise contemplated in this Agreement (including the actions permitted in Section 4.1) or in Section 2.7 of the ITI Letter, since the date of the most recent ITI Financial Statements contained in the ITI SEC Documents:

                  (a) ITI has conducted its business only in the ordinary course consistent with past practice;

                  (b) there has not been any Material Adverse Effect with respect to ITI;

                  (c) ITI has not made any material increase in any bonus or any wage, salary or compensation to officers or key employees, or any material increase in benefits payable under or pursuant to any, or created any material new, employment agreements or profit-sharing, bonus, deferred compensation, savings, severance, insurance, pension, retirement or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of employee stock options, restricted stock or contingent stock awards);

                  (d) ITI has not made any loans or advances in excess of $100,000 to any officer, director, stockholder or affiliate of ITI (except for ordinary travel and business expense payments);

                  (e) there has not been any change in the accounting methods or practices followed by ITI;

                  (f) ITI has not split, combined or reclassified any outstanding shares of capital stock of ITI or declared, set aside or paid, or accrued any liability for the payment of, any dividends or other distributions payable in cash, property or otherwise with respect to any shares of capital stock of ITI;

                  (g) ITI has not entered into any commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (h) ITI has not incurred or guaranteed any debt, liability or obligation, whether accrued, absolute, contingent or otherwise, individually or in the aggregate in excess of $500,000 or other than in the ordinary course of business consistent with past practice;

                  (i) ITI has not issued, redeemed or repurchased any stock, bond or other corporate security;

                  (j) ITI has not experienced any damage to, or destruction, theft or loss of, any asset or property, whether or not covered by insurance, in an amount exceeding $100,000 in the aggregate or any material interruption in the use of any of the assets of ITI;

                  (k) ITI has not entered into an amendment to or termination of (or an oral commitment to do so) any material contract, agreement or license to which it is a party or by which it is bound;

                  (l) ITI has not sold, assigned, leased, transferred or otherwise disposed of any of its assets or property (tangible or intangible), including any sale, assignment, lease, transfer or other disposition of any of the Intellectual Property (as hereinafter defined), except in the ordinary course of business consistent with past practice;

                  (m) ITI has not sold, issued, granted or authorized the sale, issuance or grant of (i) any capital stock or security (except for ITI Common Stock issued upon the exercise of outstanding ITI Options), (ii) any option, call, warrant or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security of ITI;

                  (n) Except as contemplated hereby and except by the virtue of the transactions contemplated hereby, ITI has not amended or waived any of its rights under, or taken any action to permit the acceleration, vesting or repricing under, (i) any provision of ITI's stock option plans, (ii) any provision of any agreement evidencing any outstanding ITI Options or (iii) any restricted stock purchase agreement;

                  (o) There has been no amendment to the Certificate of Incorporation, Bylaws or other charter or organizational documents of ITI or any of its Subsidiaries;

                  (p) Neither ITI nor any of its Subsidiaries has made any material election with respect to Taxes nor has ITI or any of its Subsidiaries entered into an agreement, arrangement or settlement with respect to material Taxes with any taxing authority or other person; and

                  (q) ITI has not entered into any commitment (written or oral, contingent or otherwise) to do any of the foregoing.

                  The phrase "consistent with past practice" wherever used is intended as a limitation only when current practices can be meaningfully compared to past practices. In this Section 2.7 "ITI" refers to ITI and/or its Subsidiaries.

                  Section 2.8 Permits and Compliance. Each of ITI and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for ITI or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "ITI Permits"), except where the failure to have any of the ITI Permits would not, individually or in the aggregate, have a Material Adverse Effect on ITI, and, as of the date of this Agreement, no suspension or cancellation of any of the ITI Permits is pending or, to the Knowledge of ITI (as hereinafter defined), threatened, except where the suspension or cancellation of any of the ITI Permits would not, individually or in the aggregate, have a Material Adverse Effect on ITI. Neither ITI nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over ITI or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on ITI. Except as disclosed in Section 2.8 of the ITI Letter, as of the date hereof there is no contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of ITI and its Subsidiaries, taken as a whole. Except as set forth in Section 2.8 of the ITI Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by ITI of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which ITI or any of its Subsidiaries is a party or by which ITI or any such Subsidiary is bound or to which any of the properties, assets or operations of ITI or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on ITI. ITI has no reason to believe that all material agreements, guarantees and commitments (each a "Contract") to which ITI or any Subsidiary is a party or by which ITI or any Subsidiary is bound are not valid and binding obligations of ITI or such Subsidiary and each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on ITI. ITI has no reason to believe that any other party to a Contract is in violation of or in default under such Contract except such violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on ITI. Neither ITI nor any of its Subsidiaries is a party to or bound by any Contract that, after the Effective Time, would interfere with the conduct of the Surviving Corporation's business, except for such interference that would not have a Material Adverse Effect on the Surviving Corporation. For purposes of this Agreement, "Knowledge of ITI" (and similar phrases) means the actual knowledge, after reasonable inquiry, of the individuals identified in Section 2.8 of the ITI Letter.

                  Section 2.9 Tax Matters. Except as otherwise set forth in
Section 2.9 of the ITI Letter, (i) ITI and each of its Subsidiaries have timely filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on ITI; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested (such contested Taxes being set forth in Section
2.9 of the ITI Letter), (iii) ITI and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on ITI; (iv) neither ITI nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) no Tax Return referred to in clause (i) that reflected material Taxes is currently being examined by the appropriate taxing authority (all such federal Tax Returns that are closed being listed in Section 2.9 of the ITI Letter); (vi) no issues have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) that are currently pending, asserted or threatened;
(vii) neither ITI nor any of its Subsidiaries is a party to a closing agreement, or the subject of a private ruling, concerning Taxes with any taxing authority;
(viii) except as provided under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), neither ITI nor any of its Subsidiaries has any liability or obligation to pay Taxes of another person;
(ix) neither ITI nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement (including this Agreement), that could obligate it to make any payment that will not be deductible under
Section 280G of the Code; and (x) all deficiencies asserted or assessments made as a result of any examination of Tax Returns referred to in clause (i) by any taxing authority have been paid in full or are being timely and properly contested (such contested items being set forth in Section 2.9 of the ITI Letter). All Taxes of ITI and its Subsidiaries which will be due and payable, whether now or hereafter, for any period ending on, ending on and including or ending prior to the Effective Time shall have been paid by or on behalf of ITI and its Subsidiaries or shall be reflected, in a manner consistent with past practice, on ITI's books as an accrued Tax liability, either current or deferred. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 2.10 Actions and Proceedings. Except as set forth in
Section 2.10 of the ITI Letter, there are no, and since January 1, 1999, there have been no, outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving ITI or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of ITI or any of its Subsidiaries, as such, any of its or their properties, assets or business or any ITI Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on ITI or materially impair the ability of ITI or its Subsidiaries to perform its obligations hereunder. Except as set forth in
Section 2.10 of the ITI Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of ITI, threatened against or involving ITI or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any ITI Plan that, individually or in the aggregate, would have a Material Adverse Effect on ITI or materially impair the ability of ITI or its Subsidiaries to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of ITI, threatened against or affecting ITI or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement that would have a Material Adverse Effect on the Surviving Corporation, after giving effect to available insurance coverage.

                  Section 2.11 Certain Agreements. Except as otherwise set forth in Section 2.11 of the ITI Letter, neither ITI nor any of its Subsidiaries is a party to any material oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  Section 2.12 ERISA.

                  (a) Each material ITI Plan (as hereinafter defined) is listed in Section 2.12 of the ITI Letter. Except as would not have a Material Adverse Effect on ITI, each ITI Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any ITI Plan that is likely to have individually or in the aggregate, a Material Adverse Effect on ITI and (ii) ITI has not withdrawn from any ITI Plan or ITI Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so. Except as would not have a Material Adverse Effect on ITI, no ITI Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. Neither ITI nor any ERISA Affiliate of ITI maintains a plan subject to Title IV of ERISA. Neither ITI nor any ERISA Affiliate has ever contributed to, or been required to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA). For this purpose, "ERISA Affiliate" means any entity which is under common control with or which would be considered a single employer with ITI pursuant to Section 414(b), (c), (m) or (o) of the Code. Except for the Subsidiaries, there are no ERISA Affiliates of ITI.

                  (b) With respect to the ITI Plans, no event has occurred and, to the Knowledge of ITI, there exists no condition or set of circumstances in connection with which ITI or any ITI Plan fiduciary could be subject to any liability under the terms of such ITI Plans, ERISA, the

Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would have a Material Adverse Effect on ITI. All ITI Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or a request for such a determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and ITI is not aware of any reason why any such ITI Plan is not so qualified in operation. ITI has not been notified by any ITI Multiemployer Plan that such ITI Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such ITI Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in Section 2.12(b) of ITI Letter, ITI does not have any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

                  (c) As used herein, (i) "ITI Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a ITI Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by ITI or any of its Subsidiaries as to which ITI or any of its Subsidiaries has contributed or otherwise may have any liability and (ii) "ITI Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which ITI is or has been obligated to contribute or otherwise may have any liability.

                  Section 2.13 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of ITI and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on ITI. No hazardous materials have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Releases") by any person at any property now owned, operated or leased by ITI or its Subsidiaries or by ITI or a Subsidiary at any property formerly owned, operated or leased by ITI or its Subsidiaries, except for such Releases that individually and in the aggregate would not have a Material Adverse Effect on ITI. Neither ITI nor any Subsidiary have received any request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release. Except as set forth in Section 2.13 of the ITI Letter and heretofore provided to SLC, within the past five years, there have been no environmental inspections, studies, audits, tests, reviews or other analyses conducted by a third party environmental consultant or engineer in relation to any property or business now or previously owned, operated or leased by ITI or its Subsidiaries. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of ITI or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on ITI.

                  Section 2.14 Labor Matters. Except as otherwise set forth in
Section 2.14 of the ITI Letter, neither ITI nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither ITI nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for ITI or any of its Subsidiaries (the "ITI Business Personnel"), and there is no unfair labor practice complaint or grievance against ITI or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to ITI Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on ITI. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of ITI, threatened against or affecting ITI or any of its Subsidiaries which may interfere with the respective business activities of ITI or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on ITI.

                  Section 2.15 Intellectual Property.

                  (a) For the purposes of this Agreement, the following terms have the following definitions.

                  "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all issues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosure, improvements, processes, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, all mask works, mask work registrations and applications therefor; (v) all industrial designs, trade dress and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks, trademarks and service marks registrations and applications therefor and all goodwill associated therewith;
(vii) all computer software (other than packaged software not customized except in an incidental manner) including source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all documentation related to any of the foregoing; and
(viii) all domain names.

                  "Intellectual Property of ITI" shall mean any Intellectual Property that: (i) is owned by or exclusively licensed to ITI and/or its Subsidiaries and is material to the operation of ITI and its Subsidiaries, taken as a whole; or (ii) is material to the operation of ITI and its Subsidiaries, taken as a whole, including the design, manufacture and use of the products and/or technology of ITI and its Subsidiaries as it currently is conducted including, without limitation, the design, development, manufacture and sale of all products and/or technology currently manufactured, licensed or sold by ITI or any Subsidiary or under development by ITI or any Subsidiary.

                  (b) Section 2.15(b) of the ITI Letter lists all of the United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) domain names; and (vi) any other Intellectual Property of ITI that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority or that is owned by or exclusively licensed to ITI or any Subsidiary. The registrations of the Intellectual Property of ITI and its Subsidiaries listed in Section 2.15(b) of the ITI Letter are valid and subsisting and in full force, all necessary registration and renewal fees in connection with all material registrations have been paid to the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such registrations. ITI and its Subsidiaries have complied in all material respects with all applicable disclosure requirements and neither ITI, any Subsidiary nor any named inventor or assignee has committed any fraudulent act in the application for or maintenance of any Intellectual Property of ITI. All Intellectual Property of ITI listed in Section 2.15(b) of the ITI Letter that is within the meaning of (i)-(v) above is specifically designated as such in Section 2.15(b) of the ITI Letter.

                  (c) Except as otherwise set forth in Section 2.15(c) of the ITI Letter, ITI and/or its Subsidiaries owns and has good and exclusive title to each item of Intellectual Property of ITI that is owned by ITI or any Subsidiary and listed in Section 2.15(b) of the ITI Letter, free and clear of any liens, encumbrances or restrictions. Except as otherwise set forth in Section 2.15(c) of the ITI Letter, to the Knowledge of ITI, no registration for any Intellectual Property of ITI is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its extent or validity. Except as otherwise set forth in Section 2.15(c) of the ITI Letter, ITI or one of its Subsidiaries is the applicant of record in all patent application, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registration with respect to Intellectual Property of ITI, and, to the Knowledge of ITI, no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application, and all fees in connection with such applications have been paid. ITI or a Subsidiary owns, or has the right to use or operate under, all Intellectual Property of ITI not listed on Section 2.15(b) of the ITI Letter. No Intellectual Property of ITI or any Subsidiary or product and/or technology of ITI or any Subsidiary is subject to any material outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by ITI or such Subsidiary.

                  (d) Section 2.15(d) of the ITI Letter lists all material contracts, licenses and agreements, (whether written or otherwise) by which ITI or any Subsidiary licenses Intellectual Property of ITI from or to any third party other than incidental to the sale of products or services. Except pursuant to agreements listed in Section 2.15(d) of the ITI Letter other than incident to sale of goods and services, (i) no Person (as hereinafter defined) has any material rights to use any of the Intellectual Property of ITI that is owned by ITI or any Subsidiary; and (ii) no Person owns or retains any material rights in the Intellectual Property of ITI that is owned by ITI or any Subsidiary. All contracts listed in Section 2.15(d) of the ITI Letter that are within the meaning of (i) or (ii) above are specifically designated as such in Section 2.15(d) of the ITI Letter. For purposes of this Agreement, "Person" means any individual, corporation, limited liability corporation, partnership, association, joint-stock company, business trust or other entity or unincorporated organization.

                  (e) Except as would not have a Material Adverse Effect on ITI:
(i) the contracts, licenses and agreements listed in Section 2.15(d) of the ITI Letter are in full force and effect; (ii) there are no contracts, licenses and agreements between ITI or any of its Subsidiaries and any other Person with respect to Intellectual Property of ITI with respect to which there is any dispute known to ITI regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by ITI or any Subsidiary thereunder; (iii) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed in Section 2.15(d) of the ITI Letter or alter or impair any of ITI's or its Subsidiaries' rights to the Intellectual Property; and (iv) ITI and its Subsidiaries and, to the Knowledge of ITI, any Person with which ITI or any of its Subsidiaries has entered into any such contract, license or agreement are in compliance with, and have not breached any term of, those contracts, licenses and agreements.

                  (f) Except as would not have a Material Adverse Effect on ITI or except as set forth in Section 2.15(f) of the ITI Letter, (i) the Intellectual Property of ITI does not infringe, dilute (in the case of trademarks) or otherwise violate Intellectual Property of any Person; (ii) the operation of ITI's and its Subsidiaries' business as it currently is conducted, including its design, development, manufacture and sale of its products and/or technology, including products and/or technology currently under development, and provision of services, does not infringe, dilute (in the case of trademarks) or otherwise violate the Intellectual Property of any other Person; (iii) to the Knowledge of ITI, no officer, director, employee or consultant of ITI or any Subsidiary is infringing or misappropriating, diluting (in the case of trademarks) or otherwise violating the Intellectual Property of any other Person in the course of performing his or her duties for ITI or any Subsidiary; and
(iv) neither ITI nor any of its Subsidiaries has received notice from any Person that the Intellectual Property of ITI or the operation of ITI's business, including its design, development, manufacture and sale of its products and/or technology (including with respect to products and/or technology currently under development) and provision of services, infringes, dilutes (in the case of trademarks) or otherwise violates the Intellectual Property of any Person.

                  (g) There are no material claims asserted or, to the Knowledge of ITI, threatened against ITI or any Subsidiary related to any product or service of ITI or any Subsidiary. To the Knowledge of ITI, there are no material claims asserted or threatened against any customer of ITI or any Subsidiary, related to any product or service of ITI or any Subsidiary.

                   (h) The Intellectual Property of ITI constitutes all Intellectual Property necessary to operate the business of ITI and its Subsidiaries as it is currently conducted.

                  Section 2.16 Reorganization; Supplemental Ruling. Neither ITI nor any of its Subsidiaries (i) has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) is aware of any fact that would jeopardize SLC's receipt of the supplemental ruling referred to in Section 6.3(d).

                  Section 2.17 Required Vote of ITI Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of ITI Common Stock is required to adopt this Agreement. No other vote of the securityholders of ITI is required by law, the Certificate of Incorporation or the Bylaws of ITI or otherwise in order for ITI to consummate the Merger and the transactions contemplated hereby.

                  Section 2.18 Brokers. No broker, investment banker or other person, other than Goldman, Sachs & Co. and U.S. Bancorp Piper Jaffray, Inc., the fees and expenses of which will be paid by ITI (as reflected in an agreement between Goldman, Sachs & Co and ITI and an agreement between U.S. Bancorp Piper Jaffray, Inc. and ITI a copy of each of which has been furnished to SLC), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ITI.

                  Section 2.19 State Takeover Statutes; Certain Charter Provisions. The Board of Directors of ITI has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of ITI) necessary to exempt ITI, its Subsidiaries and affiliates, the Merger, this Agreement and the transactions contemplated hereby from the requirements of any "moratorium," "control share," "fair price," or other antitakeover laws and regulations of any state, including Section 203 of the DGCL.

                  Section 2.20 Year 2000 Matters. ITI and its Subsidiaries have engaged in a commercially reasonable effort to: (a) identify software, firmware and hardware, whether in systems, equipment, product or otherwise (collectively, "Technology") purchased, owned, leased, licensed or otherwise used by ITI or any of its Subsidiaries, which is material to ITI and its Subsidiaries taken as a whole, and which they believe must be capable of accurately processing date/time data within, from, into and between the Twentieth and Twenty-First Centuries, including leap year calculations and the processing of four-digit date data ("Year 2000 Compliant"), (b) test such material Technology to determine whether it is Year 2000 Compliant and (c) seek to obtain verification from providers of such material Technology, as appropriate, that such Technology is Year 2000 Compliant. Except as otherwise set forth in Section 2.20 of the ITI Letter, there is no Technology of ITI or its Subsidiaries that would have a Material Adverse Effect on ITI due to being non-Year 2000 Compliant. The statements contained in this Section 2.20 constitute a Year 2000 Readiness Disclosure for purposes of the United States of America's Year 2000 Information and Readiness Disclosure Act.

                  Section 2.21 Opinion of Financial Advisor. ITI has received the opinion of its financial advisor to the effect that, as of the date hereof, the Company Consideration (as defined below) to be paid and retained pursuant to this Agreement is, in the aggregate, fair from a financial point of view to the stockholders of ITI. The "Company Consideration" shall mean the aggregate Per Share Cash Consideration paid, together with the shares of ITI Common Stock as to which the Per Share Cash Consideration is not paid.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF SLC
                      -------------------------------------

                  SLC represents and warrants to ITI as follows:

                  Section 3.1 Organization, Standing and Power. SLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of SLC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on SLC. SLC and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on SLC.

                  Section 3.2 Capital Structure. As of the date hereof, the authorized capital stock of SLC consists solely of 2,000,000 shares of SLC Common Stock, $.005 par value. At the close of business on September 22, 1999,
(i) 1,000,000 shares of SLC Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of SLC Common Stock were held in the treasury of SLC or by Subsidiaries of SLC and (iii) 50,000 shares of SLC Common Stock were reserved for issuance pursuant to outstanding options to purchase shares of SLC Common Stock and other benefits granted under SLC's benefit plans, or pursuant to any plans assumed by SLC in connection with any acquisition, business combination or similar transaction. As of the date of this Agreement, except as set forth above, no shares of capital stock or other voting securities of SLC were issued, reserved for issuance or outstanding. As of the date of this Agreement, except (i) for this Agreement, (ii) as set forth above or (iii) as set forth in Section 3.2 of the letter dated the date hereof and delivered on the date hereof by SLC to ITI, which letter relates to this Agreement and is designated therein as the SLC Letter (the "SLC Letter"), there are no options, warrants, calls, rights, agreements or other commitments to which SLC or any of its Subsidiaries is a party or by which any of them is bound obligating SLC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SLC or any of its Subsidiaries or obligating SLC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, agreement or other commitment. Except as set forth in Section 3.2 of the SLC Letter, neither SLC nor any of its Subsidiaries is obligated to pay for or repurchase any shares of capital stock of SLC or any of its Subsidiaries. There are no outstanding SLC securities that are convertible into or exchangeable for any shares of capital stock or other securities of SLC or its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of SLC is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2 of the SLC Letter, each such share is owned by SLC or another Subsidiary of SLC, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth above, SLC does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, exchangeable for or exercisable for securities having the right to vote) with the stockholders of SLC on any matter. Except as otherwise set forth in Section 3.2 of the SLC Letter, all of SLC's Subsidiaries are wholly owned, directly or indirectly, by SLC and are listed in
Section 3.2 of the SLC Letter.

                  Section 3.3 Authority. On or prior to the date of this Agreement, the Board of Directors of SLC, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors, declared the Merger to be advisable and fair to and in the best interest of SLC and its stockholders and has approved this Agreement in accordance with the DGCL. The stockholder of SLC has approved this Agreement in accordance with the DGCL, and this Agreement, and such approval, has not been changed, withdrawn or revoked. SLC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SLC and the consummation by SLC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SLC, subject to the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by SLC and (assuming the valid authorization, execution and delivery of this Agreement by ITI and the validity and binding effect hereof on ITI) constitutes the valid and binding obligation of SLC enforceable against SLC in accordance with its terms.

                  Section 3.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this
Section 3.4 have been obtained and all filings and obligations described in this
Section 3.4 have been made, except as set forth in Section 3.4 of SLC Letter, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SLC or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of SLC, (ii) any provision of the comparable charter or organization documents of any of SLC's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to SLC or any of its Subsidiaries or (iv) any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to SLC or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses
(iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on SLC, materially impair the ability of SLC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. Except as set forth in Section 3.4 of the SLC Letter, no filing or registration with, review by or authorization, consent or approval of, any third party, including any Governmental Entity is required by or with respect to SLC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by SLC or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions hereof, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which SLC is qualified to do business, (iii) applicable requirements, if any, of Blue Sky Laws, (iv) as may be required under foreign laws and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on SLC, materially impair the ability of SLC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  Section 3.5 Financial Statements; Books and Records.

                  (a) SLC has furnished ITI with copies of (i) the audited consolidated balance sheets of SLC and its Subsidiaries as of December 31, 1998, 1997 and 1996 and the related audited consolidated statements of income, changes in stockholders' equity and statements of cash flows for the years then ended (together with any footnotes thereto, the "Audited Financial Statements") and
(ii) the unaudited consolidated balance sheets of SLC and its Subsidiaries as of June 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and statements of cash flows for the six months then ended (together with any footnotes thereto, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "SLC Financial Statements"). Except as otherwise set forth in Section 3.5(a) of the SLC Letter, the SLC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly presented in all material respects the consolidated financial position of SLC and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, except that the Unaudited Financial Statements are subject to normal year-end adjustments which were not or are not expected to be material in amount and do not contain complete footnotes required by generally accepted accounting principles. Except as and to the extent set forth in Section 3.5 of SLC Letter, SLC has not, since December 31, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements.

                  (b) The books of account of SLC have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not SLC is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of SLC and its Subsidiaries, all of which have been made available to ITI, contain records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of SLC and its Subsidiaries, which are accurate in all material respects, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.

                  (c) SLC and its Subsidiaries do not have any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due that, individually or in the aggregate, have a Material Adverse Effect on SLC, except (i) as and to the extent set forth on the most recent balance sheet included in the Unaudited Financial Statements, (ii) for liabilities or obligations incurred since the date of the balance sheet referred to in clause (i) in the ordinary course of business or (iii) as set forth in Section 3.5 of the SLC Letter. The term "liabilities" is not intended to include contractual obligations (other than those in default or those that would be in default upon the giving of notice, the passage of time or both) other than those customarily reflected on the face of a balance sheet.

                  Section 3.6 Proxy Statement. None of the information to be supplied by or on behalf of SLC for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement, at the time of the ITI Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 3.7 Absence of Certain Changes or Events. Except as otherwise contemplated in this Agreement (including the actions permitted in Section 4.1) or in Section 3.7 of the SLC Letter, since June 30, 1999:

                  (a) SLC has conducted its business only in the ordinary course consistent with past practice;

                  (b) there has not been any Material Adverse Effect with respect to SLC;

                  (c) SLC has not made any material increase in any bonus or any wage, salary or compensation to officers or key employees, or any material increase in benefits payable under or pursuant to any, or created any material new, employment agreements or profit-sharing, bonus, deferred compensation, savings, severance, insurance, pension, retirement or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of employee stock options, restricted stock or contingent stock awards);

                  (d) SLC has not made any loans or advances in excess of $100,000 to any officer, director, stockholder or affiliate of SLC (except for ordinary travel and business expense payments);

                  (e) there has not been any change in the accounting methods or practices followed by SLC;

                  (f) SLC has not split, combined or reclassified any outstanding shares of capital stock of SLC or declared, set aside or paid, or accrued any liability for the payment of, any dividends or other distributions payable in cash, property or otherwise with respect to any shares of capital stock of SLC;

                  (g) SLC has not entered into any commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (h) SLC has not incurred or guaranteed any debt, liability or obligation, whether accrued, absolute, contingent or otherwise, individually or in the aggregate in excess of $500,000 or other than in the ordinary course of business consistent with past practice;

                  (i) SLC has not issued, redeemed or repurchased any stock, bond or other corporate security;

                  (j) SLC has not experienced any damage to, or destruction, theft or loss of, any asset or property, whether or not covered by insurance, in an amount exceeding $100,000 in the aggregate or any material interruption in the use of any of the assets of SLC;

                  (k) SLC has not entered into an amendment to or termination of (or an oral commitment to do so) any material contract, agreement or license to which it is a party or by which it is bound;

                  (l) SLC has not sold, assigned, leased, transferred or otherwise disposed of any of its assets or property (tangible or intangible), including any sale, assignment, lease, transfer or other disposition of any of the Intellectual Property (as hereinafter defined), except in the ordinary course of business consistent with past practice;

                  (m) SLC has not sold, issued, granted or authorized the sale, issuance or grant of (i) any capital stock or security (except for SLC Common Stock issued upon the exercise of outstanding SLC Options), (ii) any option, call, warrant or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security of SLC;

                  (n) Except as contemplated hereby and except by the virtue of the transactions contemplated hereby, SLC has not amended or waived any of its rights under, or taken any action to permit the acceleration, vesting or repricing under, (i) any provision of SLC's stock option plans, (ii) any provision of any agreement evidencing any outstanding SLC Options or (iii) any restricted stock purchase agreement;

                  (o) There has been no amendment to the Certificate of Incorporation, Bylaws or other charter or organizational documents of SLC or any of its Subsidiaries;

                  (p) Neither SLC nor any of its Subsidiaries has made any material election with respect to Taxes nor has SLC or any of its Subsidiaries entered into an agreement, arrangement or settlement with respect to material Taxes with any taxing authority or other person; and

                  (q) SLC has not entered into any commitment (written or oral, contingent or otherwise) to do any of the foregoing.

                  The phrase "consistent with past practice" wherever used is only intended as a limitation when current practices can be meaningful compared to past practices. In this Section 3.7 "SLC" refers to SLC and/or its Subsidiaries.

                  Section 3.8 Permits and Compliance. Each of SLC and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for SLC or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "SLC Permits"), except where the failure to have any of SLC Permits would not, individually or in the aggregate, have a Material Adverse Effect on SLC, and, as of the date of this Agreement, no suspension or cancellation of any of SLC Permits is pending or, to the Knowledge of SLC (as hereinafter defined), threatened, except where the suspension or cancellation of any of SLC Permits would not, individually or in the aggregate, have a Material Adverse Effect on SLC. Neither SLC nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents,
(B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over SLC or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on SLC. Except as disclosed in Section 3.8 of SLC Letter, as of the date hereof there is no contract or agreement that is material to the business, assets, liabilities, condition or results of operations of SLC and its Subsidiaries, taken as a whole. Except as disclosed in Section 3.8 of SLC Letter, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by SLC of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which SLC or any of its Subsidiaries is a party or by which SLC or any such Subsidiary is bound or to which any of the properties, assets or operations of SLC or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on SLC. SLC has no reason to believe that all Contracts to which SLC or any Subsidiary is a party or by which SLC or any Subsidiary is bound are not valid and binding obligations of SLC or such Subsidiary and each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect on SLC. SLC has no reason to believe that any other party to a Contract is in violation of or in default under such Contract except such violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on SLC. Neither SLC nor any of its Subsidiaries is a party to or bound by any Contract that, after the Effective Time, would interfere with the conduct of the Surviving Corporation's business, except for such interference that would not have a Material Adverse Effect on the Surviving Corporation. For purposes of this Agreement, "Knowledge of SLC" (and similar phrases) means the actual knowledge, after reasonable inquiry, of the individuals identified on Section 3.8 of SLC Letter.

                  Section 3.9 Tax Matters. Except as otherwise set forth in
Section 3.9 of the SLC Letter, (i) SLC and each of its Subsidiaries have timely filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to so file or any failure to be correct and complete would not, individually or in the aggregate, have a Material Adverse Effect on SLC; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested (such contested Taxes being set forth in Section
3.9 of the SLC Letter); (iii) SLC and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on SLC; (iv) neither SLC nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) no Tax Return referred to in clause (i) that reflected material Taxes is currently being examined by the appropriate taxing authority (all such federal Tax Returns that were closed being listed in Section 3.9 of the SLC Letter); (vi) no issues have been raised by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) that are currently pending, asserted or threatened; (vii) neither SLC nor any of its Subsidiaries is a party to a closing agreement, or the subject of a private ruling, concerning Taxes with any taxing authority; (viii) except as provided under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), neither SLC nor any of its Subsidiaries has any liability or obligation to pay Taxes of another person; (ix) neither SLC nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement (including this Agreement), that could obligate it to make any payment that will not be deductible under Section 280G of the Code; and
(x) all deficiencies asserted or assessments made as a result of any examination of Tax Returns referred to in clause (i) by any taxing authority have been paid in full or are being timely and properly contested (such contested items being set forth in Section 3.9 of the SLC Letter). All Taxes of SLC and its Subsidiaries which will be due and payable, whether now or hereafter, for any period ending on, ending on and including or ending prior to the Effective Time shall have been paid by or on behalf of SLC and its Subsidiaries or shall be reflected, in a manner consistent with past practice, on SLC's books as an accrued Tax liability, either current or deferred.

                  Section 3.10 Actions and Proceedings. Except as set forth in
Section 3.10 of SLC Letter, there are no, and since January 1, 1999 there have been no, outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving SLC or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of SLC or any of its Subsidiaries, as such, any of its or their properties, assets or business or any SLC Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on SLC or materially impair the ability of SLC or its Subsidiaries to perform its obligations hereunder. Except as set forth in
Section 3.10 of the SLC Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of SLC, threatened against or involving SLC or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business or any SLC Plan that, individually or in the aggregate, would have a Material Adverse Effect on SLC or materially impair the ability of SLC or its Subsidiaries to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of SLC, threatened against or affecting SLC or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business relating to the transactions contemplated by this Agreement that would have a Material Adverse Effect on the Surviving Corporation, after giving effect to available insurance coverage.

                  Section 3.11 Certain Agreements. Except as otherwise set forth in Section 3.11 of SLC Letter, neither SLC nor any of its Subsidiaries is a party to any material oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any SLC Option is or will be entitled to receive cash from SLC or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

                  Section 3.12 ERISA.

                  (a) Each material SLC Plan (as hereinafter defined) is listed in Section 3.12(a) of SLC Letter. Except as would not have a Material Adverse Effect on SLC, each SLC Plan (other than non-U.S. SLC Plans) complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any SLC Plan that is likely to have individually or in the aggregate, a Material Adverse Effect on SLC, (ii) SLC has not withdrawn from any SLC Multiemployer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so, and
(iii) no action has been taken, or is currently being considered, to terminate any SLC Plan subject to Title IV of ERISA. No SLC Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                  (b) Except as listed in Section 3.12(b) of SLC Letter, with respect to SLC Plans, no event has occurred and, to the Knowledge of SLC, there exists no condition or set of circumstances in connection with which SLC or any SLC Plan fiduciary could be subject to any liability under the terms of such SLC Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would have a Material Adverse Effect on SLC. All SLC Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or a request for such a determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and SLC is not aware of any reason why any such SLC Plan is not so qualified in operation. SLC has not been notified by any SLC Multiemployer Plan that such SLC Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such SLC Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Except as disclosed in Section 3.12(b) of SLC Letter, SLC does not have any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

                  (c) As used herein, (i) "SLC Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a SLC Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by SLC or any of its

Subsidiaries or, as to which SLC or any of its Subsidiaries has contributed or otherwise may have any liability, and (ii) "SLC Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which SLC is or has been obligated to contribute or otherwise may have any liability.

                  (d) Item 3.12(d) of SLC Letter contains a list of all (i) severance and employment agreements with executive officers of SLC, (ii) severance programs and policies of SLC with or relating to its executive officers and (iii) plans, programs, agreements and other arrangements of SLC with or relating to its executive officers containing change of control or similar provisions.

                  (e) No entity which is under common control with or which would be considered a single employer with SLC pursuant to Section 414(b), (c),
(m) or (o) of the Code (a "SLC ERISA Affiliate") is obligated to contribute to, nor does any such entity have any liability or potential liability with respect to, a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA. No liabilities associated with plans which are maintained or contributed to by any SLC ERISA Affiliate and which are subject to title IV of ERISA could have a Material Adverse Effect on SLC.

                  Section 3.13 Compliance with Worker Safety and Environmental Laws. The properties, assets and operations of SLC and its Subsidiaries are in compliance with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on SLC. No hazardous materials have been Released by any person at any property now owned, operated or leased by SLC or its Subsidiaries or by SLC or a Subsidiary at any property formerly owned, operated or leased by SLC or its Subsidiaries, except for such Releases that individually and in the aggregate would not have a Material Adverse Effect on SLC. Neither SLC nor any Subsidiary have received any request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release. Except as set forth in Section 3.13 of the SLC Letter and heretofore provided to ITI, within the past five years, there have been no environmental inspections, studies, audits, tests, reviews or other analyses conducted by a third party environmental consultant or engineer in relation to any property or business now or previously owned, operated or leased by SLC or its Subsidiaries. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of SLC or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on SLC.

                  Section 3.14 Labor Matters. Except as otherwise set forth in
Section 3.14 of the SLC Letter, neither SLC nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither SLC nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for SLC or any of its Subsidiaries (the "SLC Business Personnel"), and there is no unfair labor practice complaint or grievance against SLC or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to SLC Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on SLC. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of SLC, threatened against or affecting SLC or any of its Subsidiaries which may interfere with the respective business activities of SLC or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on SLC.

                  Section 3.15 Intellectual Property.

                  (a) For the purposes of this Agreement, the following terms have the following definitions.

                  "Intellectual Property of SLC" shall mean any Intellectual Property that: (i) is owned by or exclusively licensed to SLC and/or its Subsidiaries and is material to the operation of SLC and its Subsidiaries, taken as a whole; or (ii) is or material to the operation of SLC and its Subsidiaries, taken as a whole, including the design, manufacture and use of the products and/or technology of SLC and its Subsidiaries as it currently is conducted, including, without limitation, the design, development, manufacture and sale of all products and/or technology currently manufactured, licensed or sold by SLC or any Subsidiary or under development by SLC or any Subsidiary.

                  (b) Section 3.15(b) of the SLC Letter lists all of the United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) domain names; and (vi) any other Intellectual Property of SLC that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority or that is owned by or exclusively licensed to SLC or any Subsidiary. The registrations of the Intellectual Property of SLC and its Subsidiaries listed in Section 3.15(b) of the SLC Letter are valid and subsisting and in full force, all necessary registration and renewal fees in connection with all material registrations have been paid to the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such registrations. SLC and its Subsidiaries have complied in all material respects with all applicable disclosure requirements and neither SLC, any Subsidiary nor any named inventor or assignee has committed any fraudulent act in the application for or maintenance of any Intellectual Property of SLC. All Intellectual Property of SLC listed in Section 3.15(b) of the

SLC Letter that is within the meaning of (i)-(v) above is specifically designated as such in Section 3.15(b) of the SLC Letter.

                  (c) Except as otherwise set forth in Section 3.15(c) of the SLC Letter, SLC and/or its Subsidiaries owns and has good and exclusive title to each item of Intellectual Property of SLC that is owned by SLC or any Subsidiary and listed in Section 3.15(b) of the SLC Letter, free and clear of any liens, encumbrances or restrictions. Except as otherwise set forth in Section 3.15(c) of the SLC Letter, to the Knowledge of SLC, no registration for any Intellectual Property of SLC, is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its extent or validity. Except as otherwise set forth in Section 3.15(c) of the SLC Letter, SLC or one of its Subsidiaries is the applicant of record in all patent application, and applications for trademark, service mark, trade dress, industrial design, copyright and mask work registration with respect to Intellectual Property of SLC, and, to the Knowledge of SLC, no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application, and all fees in connection with such applications have been paid. SLC or a Subsidiary owns, or has the right to use or operate under, all Intellectual Property of SLC not listed on Section 3.15(b) of the SLC Letter. No Intellectual Property of SLC or any Subsidiary or product and/or technology of SLC or any Subsidiary is subject to any material outstanding decree, order, judgment, or stipulation restricting in any material manner the use or licensing thereof by SLC or such Subsidiary.

                  (d) Section 3.15(d) of the SLC Letter lists all material contracts, licenses and agreements, (whether written or otherwise) by which SLC or any Subsidiary licenses Intellectual Property of SLC from or to any third party other than incidental to the sale of products or services. Except pursuant to agreements listed in Section 3.15(d) of the SLC Letter, other than incident to sale of goods and services; (i) no Person has any material rights to use any of the Intellectual Property of SLC that is owned by SLC or any Subsidiary; and
(ii) no Person owns or retains any material rights in the Intellectual Property of SLC that is owned by SLC or any Subsidiary. All contracts listed in Section 3.15(d) of the SLC Letter that are within the meaning of (i) or (ii) above are specifically designated as such in Section 3.15(d) of the SLC Letter.

                  (e) Except as would not have a Material Adverse Effect on SLC:
(i) the contracts, licenses and agreements listed in Section 3.15(d) of the SLC Letter are in full force and effect; (ii) there are no contracts, licenses and agreements between SLC or any of its Subsidiaries and any other Person with respect to Intellectual Property of SLC with respect to which there is any dispute known to SLC regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by SLC or any Subsidiary thereunder; (iii) the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed in Section 3.15(d) of the SLC Letter or alter or impair any of SLC's or its Subsidiaries' rights to the Intellectual Property; and (iv) SLC and its Subsidiaries and, to the Knowledge of SLC, any Person with which SLC or any of its Subsidiaries has entered into any such contract, license or agreement are in compliance with, and have not breached any term of, those contracts, licenses and agreements.

                  (f) Except as would not have a Material Adverse Effect on SLC or except as set forth in Section 3.15(f) of the SLC Letter, (i) the Intellectual Property of SLC does not infringe, dilute (in the case of trademarks) or otherwise violate the Intellectual Property of any Person; (ii) the operation of SLC's and its Subsidiaries business as it currently is conducted, including its design, development, manufacture and sale of its products and/or technology, including products and/or technology currently under development, and provision of services, does not infringe, dilute (in the case of trademarks) or otherwise violate the Intellectual Property of any other Person; (iii), to the Knowledge of SLC, no officer, director, employee or consultant of SLC or any Subsidiary is infringing or misappropriating, diluting (in the case of trademarks) or otherwise violating the Intellectual Property of any other Person in the course of performing his or her duties for SLC or any Subsidiary; and (iv), neither SLC nor any of its Subsidiaries has received notice from any Person that the Intellectual Property of SLC or the operation of SLC's business, including its design, development, manufacture and sale of its products and/or technology (including with respect to products and/or technology currently under development) and provision of services, infringes, dilutes (in the case of trademarks) or otherwise violates the Intellectual Property of any Person.

                  (g) There are no material claims asserted or, to the Knowledge of SLC, threatened against SLC or any Subsidiary related to any product or service of SLC or any Subsidiary. To the Knowledge of SLC, there are no material claims asserted or threatened against any customer of SLC or any Subsidiary, related to any product or service of SLC or any Subsidiary.

                  (h) The Intellectual Property of SLC constitutes all Intellectual Property necessary to operate the business of SLC and its Subsidiaries as it is currently conducted.

                  Section 3.16 Reorganization; Supplemental Ruling. Neither SLC nor any of its Subsidiaries (i) has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) is aware of any fact that would jeopardize SLC's receipt of the supplemental ruling referred to in Section 6.3(d).

                  Section 3.17 Required Vote of SLC Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of SLC Common Stock is required to adopt this Agreement. The holders of all of the outstanding shares of SLC Common Stock have voted to adopt this Agreement and have effectively waived any appraisal right for the fair value of such shares under Section 262 of the DGCL. No other vote of the securityholders of SLC is required by law, the Certificate of Incorporation or Bylaws of SLC or otherwise in order for SLC to consummate the Merger and the transactions contemplated hereby.

                  Section 3.18 Brokers. No broker, investment banker or other person, other than ING Baring Furman Selz LLC, the fees and expenses of which will be paid by SLC (as reflected in an agreement between ING Baring Furman Selz LLC and SLC, a copy of which has been furnished to ITI), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SLC.

                  Section 3.19 State Takeover Statutes; Certain Charter Provisions. The Board of Directors of SLC has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Board of Directors of SLC) necessary to exempt SLC, its Subsidiaries and affiliates, the Merger, this Agreement and the transactions contemplated hereby from the requirements of any "moratorium," "control share," "fair price," or other antitakeover laws and regulations of any state, including Section 203 of the DGCL.

                  Section 3.20 Year 2000 Matters. SLC and its Subsidiaries have engaged in a commercially reasonable effort to: (a) identify Technology purchased, owned, leased, licensed or otherwise used by SLC or any of its Subsidiaries, which is material to SLC and its Subsidiaries taken as a whole, and which they believe to Be Year 2000 Compliant, (b) test such material Technology to determine whether it is Year 2000 Compliant and (c) seek to obtain verification from providers of such material Technology, as appropriate, that such Technology is Year 2000 Compliant. Except as otherwise set forth in Section
3.20 of the SLC Letter, there is no Technology of SLC or its Subsidiaries that would have a Material Adverse Effect on SLC due to being non-Year 2000 Compliant. The statements contained in this Section 3.20 constitute a Year 2000 Readiness Disclosure for purposes of the United States of America's Year 2000 Information and Readiness Disclosure Act.

                  Section 3.21 Financing. SLC has an executed commitment for financing of the payment for Cash Election Shares contemplated by this Agreement, a copy of which has been provided to ITI (the "Financing Commitment").

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                    -----------------------------------------

                  Section 4.1 Conduct of Business Pending the Merger. Except as expressly permitted by clauses (a) through (r) of this Section 4.1 or otherwise expressly permitted by this Agreement, during the period from the date of this Agreement through the earlier of the termination of this Agreement pursuant to
Section 7.1 or the Effective Time (the "Pre-Closing Period"), each of ITI and SLC shall, and each shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, distributors, dealers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. During the Pre-Closing Period, each of ITI and SLC shall notify the other party of any material complaints, investigations or hearings regarding it or any of their respective Subsidiaries that are initiated after the date of this Agreement by any federal, state, or local governmental body or authority. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the ITI Letter or the SLC Letter (with specific reference to the applicable subsection below), as the case may be, neither ITI nor SLC will, and neither ITI nor SLC shall permit any of its Subsidiaries to, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):

                  (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than dividends and other distributions by Subsidiaries),
(ii) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,
(iii) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, (iv) amend or waive any of its rights under, or take any action to permit the acceleration, vesting or repricing under any stock option plan, any agreement evidencing any outstanding ITI Option or any restricted stock purchase agreement or (v) grant or award any options, warrants, conversion rights or other rights to acquire any shares of its capital stock;

                  (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of common stock upon the exercise of employee stock options outstanding on the date of this Agreement in accordance with their current terms;

                  (c) amend its charter or by-laws;

                  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to ITI or SLC, as the case may be, and its Subsidiaries taken as a whole.

                  (e) sell, lease, transfer, pledge, mortgage, encumber or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice;

                  (f) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than indebtedness, loans, advances, capital contributions and investments between ITI or SLC, as the case may be, and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries; provided, however, that SLC or ITI may incur indebtedness for borrowed money in connection with acquisitions allowed by the terms hereof;

                  (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of itself or any Subsidiary;

                  (h) enter into or adopt any, or amend any existing, ITI Plan or SLC Plan, as the case may be, except as required by applicable law and except as permitted by Section 4.1(i);

                  (i) (x) increase the compensation or benefits payable or to become payable to its directors, officers, employees or consultants (except for increases in the ordinary course of business consistent with past practice), (y) grant any severance or termination pay to, or enter into any stay put, termination or severance agreement or similar agreement or arrangement with, any director or officer, or (z) enter into or amend any employment or consulting agreement with any director, officer, employee or consultant of it or any of its Subsidiaries; provided that ITI or SLC or their respective Subsidiaries may enter into employment contracts with newly hired employees and may enter into or amend consulting agreements for a term of less than one year or in substitution for existing employment agreements.

                  (j) violate or fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance, except as would not have a Material Adverse Effect on SLC or ITI, as the case may be;

                  (k) make any change to accounting policies or procedures;

                  (l) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                  (m) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                  (n) enter into or amend any agreement or contract material to it and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practices; or make or agree to make any new capital expenditure(s) which, individually, is, with respect to ITI and its Subsidiaries, in excess of $1,000,000 or, in the aggregate, are in excess of

$10,000,000, and with respect to SLC and its Subsidiaries, in excess of $5,000,000 or, in the aggregate, in excess of $20,000,000;

                  (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent financial statements (or the notes thereto) included in the ITI SEC Documents, in the case of ITI, or the SLC Financial Statements, in the case of SLC, or incurred in the ordinary course of business consistent with past practice;

                  (p) take any action that would likely result in the representations and warranties made by it herein becoming false or inaccurate and having a Material Adverse Effect on ITI or SLC, as the case may be;

                  (q) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                  (r) enter into any Contract that, after the Effective Time, would interfere with the conduct of Surviving Corporation's business as currently conducted by ITI, SLC and their Subsidiaries, taken as a whole, except for such interference as would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation.

                  Section 4.2 No Solicitation. ITI shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, ITI or any of its Subsidiaries to, directly or indirectly (i) solicit, initiate, induce or encourage the submission of, any ITI Takeover Proposal (as hereafter defined), (ii) enter into any agreement contemplating or with respect to any ITI Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any ITI Takeover Proposal or (iv) approve, endorse or recommend any ITI Takeover Proposal; provided, however, that prior to the ITI Stockholders Meeting, this
Section 4.2 shall not prohibit ITI from furnishing nonpublic information regarding ITI or its Subsidiaries to, or entering into discussions with, any person in response to a Superior Proposal submitted by such person (and not withdrawn) if (i) neither ITI nor any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives shall have violated any of the restrictions set forth in this Section 4.2, (ii) prior to furnishing such nonpublic information to, or entering into discussions with, such person, ITI gives SLC written notice of ITI's intention to furnish nonpublic information to, or enter into discussions with, such person, and ITI receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such person by or on behalf of ITI and (iii) prior to furnishing any such nonpublic information to such person, ITI furnishes such nonpublic information to SLC. ITI acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any officer, director, employee, attorney, financial advisor, agent or other representative of ITI, whether or not such person is purporting to act on behalf of ITI, shall be deemed to constitute a breach of this Section 4.2 by ITI. ITI shall immediately advise SLC orally and in writing of (x) any ITI Takeover Proposal that is made or submitted by any such person, (y) the identity of the person making or submitting such ITI Takeover Proposal and the terms thereof and (z) any discussion or negotiation with respect to ITI Takeover Proposal that changes the terms thereof. Notwithstanding anything herein to the contrary, if SLC reasonably determines that a person who has made a Superior Proposal is a direct competitor of ITI with a market share in wireless security systems that is comparable to or larger than ITI's share of such market, SLC can, by written notice to ITI, prohibit ITI from providing nonpublic information to such person. ITI shall immediately cease and cause to be terminated any existing discussions with any person that relate to any ITI Takeover Proposal. For purposes of this Agreement, "ITI Takeover Proposal" means any proposal for a merger or other business combination involving ITI or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, a substantial portion of the voting securities of, or a substantial portion of the assets of ITI or any of its Subsidiaries, other than the transactions contemplated by this Agreement, and "Superior Proposal" means a bona fide, unsolicited written ITI Takeover Proposal made by a third party the terms of which a majority of the Board of Directors of ITI, taking into consideration financial, legal, regulatory and other factors as they deem relevant, determines in their reasonable good faith judgment, based on the advice of financial advisors, outside counsel and other advisors selected by them, to be more favorable to ITI's stockholders than the terms of the Merger (including a determination that the proposal is more favorable to ITI's stockholders than the Merger from a financial point of view) and the negotiation of which proposal is consistent with the Board's fiduciary obligations to the ITI stockholders. ITI has provided to SLC forms of confidentiality agreements (the "Confidentiality Agreements") executed by all Persons to whom ITI has given confidential information in the last twelve months. ITI will not agree to any amendment, modification or waiver of any provision of any Confidentiality Agreement without the prior written consent of SLC, and will enforce all of its rights to the full extent provided by the Confidentiality Agreements.

                  Section 4.3 SLC Stockholder Agreement. During the period from the date of this Agreement through the Effective Time, the SLC Stockholder will not transfer any shares of SLC Common Stock to any other Person unless the transferee agrees that such transfer shall not rescind, change or invalidate such SLC Stockholder's vote in favor of this Agreement and the transactions contemplated hereby.

                  Section 4.4 Reorganization. During the Pre-Closing Period, unless the other party shall otherwise agree in writing, none of ITI, SLC or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 4.5 Actions Inconsistent With Ruling. During the Pre-Closing Period, SLC shall take no action, and shall use its reasonable best efforts to prevent the occurrence of any event or condition, that would be inconsistent with its May 13, 1997 tax-free spin-off IRS ruling or any supplemental IRS ruling or opinion of counsel contemplated by Section 6.3(d). Each of ITI and SLC shall reasonably cooperate in making changes requested by SLC not later than five days prior to the proposed mailing of the Proxy Statement to the structure of the transactions contemplated hereby in a manner that is likely to produce a result that is favorable to SLC with respect to the aforementioned tax rulings, so long as the effect of such changes does not exceed $100,000 to ITI or delay receipt of such ruling.

                  Section 4.6 Redemption of Rights Plan. ITI shall not, during the Pre-Closing Period (a) redeem the Shareholder Rights Plan or (b) implement or adopt any other so-called "poison-pill," shareholder rights plan or other similar plan.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS
                              ---------------------

                  Section 5.1 Stockholder Meeting. ITI will take all action necessary under all applicable laws to, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of stockholders (the "ITI Stockholder Meeting") at a date reasonably approved by SLC for the purpose of considering, acting upon and voting upon the adoption and approval of the Merger and this Agreement and the transaction contemplated hereby. ITI will, through its Board of Directors, unanimously recommend to its stockholders the adoption and approval of the Merger and this Agreement and the transaction contemplated hereby, shall use all reasonable best efforts to solicit such adoption by its stockholders and shall not withdraw, amend or revoke such recommendation; provided, however, that ITI's Board of Directors may withdraw, amend or revoke such recommendation if (i) a Superior Proposal is made to ITI and is not withdrawn and (ii) Section 4.2 has not been breached or violated. Without limiting the generality of the foregoing, ITI agrees that its obligations pursuant to the first sentence of this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to ITI of an ITI Takeover Proposal. The Agreement shall be submitted to the ITI stockholders at the ITI Stockholder Meeting whether or not ITI's Board of Directors hereafter determines that the Agreement is no longer advisable and recommends that the ITI stockholders reject it. Nothing in this
Section 5.1 is intended to affect any obligations under Rule 14e-2(a) of the Exchange Act.

                  Section 5.2 Preparation of Proxy Statement.

                  (a) As promptly as practicable after the execution of this Agreement, ITI shall cause to be prepared and filed with the Securities and Exchange Commission a preliminary proxy statement relating to the Merger. SLC shall furnish all information concerning it and the holders of its capital stock as ITI may reasonably request in connection with the preparation thereof. ITI shall furnish a draft of the preliminary proxy statement and any proposed amendment or supplement thereto to SLC a reasonable time before its proposed filing date, and shall make such changes thereto prior to filing thereof as SLC shall reasonably request. Each of SLC and ITI shall use its reasonable best efforts to have the preliminary proxy statement cleared for use as promptly as practicable after such filing. As promptly as practicable after the Proxy Statement shall have been so cleared, ITI shall mail the Proxy Statement to its stockholders. ITI and its representatives shall allow SLC to participate in any substantive communication with the SEC.

                  (b) Each party to the Agreement hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and affiliates, the names of such Subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in the Proxy Statement, (ii) agrees to use its reasonable best efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such Proxy Statement (provided that reasonable best efforts, as used herein and elsewhere in this Agreement, shall not include expending money other than as is customary for professional advisors and reasonable expenses), (iii) agrees to cooperate, and agrees to use its reasonable efforts to cause its Subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in any such Proxy Statement, and (iv) agrees to notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.

                  (c) If at any time prior to the Effective Time SLC discovers any event or circumstance relating to SLC or any of its Subsidiaries, or its officers or directors, which should be set forth in an amendment or supplement to the Proxy Statement, SLC shall promptly inform ITI of such event or circumstance. If at any time prior to the Effective Time ITI discovers any event or circumstance relating to ITI or any of its Subsidiaries, or its or their respective officers or directors which should be set forth in an amendment or supplement to the Proxy Statement, ITI shall inform SLC of such event or circumstance. Promptly upon discovery of or upon learning of any event or circumstance required to be set forth in a supplement to the Proxy Statement, ITI and SLC shall prepare such supplement and cause it to be sent to ITI's stockholders.

                  Section 5.3 Private Placement of Common Stock.

                  (a) The SLC Stockholder, simultaneous with the execution of this Agreement, has executed a letter containing certain representations regarding an investment in the private offering of Common Stock as part of the Merger.

                  (b) ITI and SLC shall jointly take all actions required to register or qualify or obtain exemptions from such registrations or qualifications under any applicable state securities laws in connection with the Merger.

                  Section 5.4 Comfort Letters.

                  (a) ITI shall use its reasonable best efforts to cause to be delivered to SLC "comfort" letters of PricewaterhouseCoopers, ITI's independent public accountants, dated within two days of the date of the Proxy Statement and as of the Effective Time, and addressed to ITI and SLC, in form and substance reasonably satisfactory to SLC and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  (b) SLC shall use its reasonable best efforts to cause to be delivered to ITI "comfort" letters of Arthur Andersen, SLC's independent public accountants, dated within two days of the date of the Proxy Statement and as of the Effective Time, and addressed to ITI and SLC, in form and substance reasonably satisfactory to ITI and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                  Section 5.5 Access to Information. Subject to currently existing contractual and legal restrictions applicable to ITI or to SLC or any of their Subsidiaries, each of ITI and SLC shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the Pre-Closing Period, all their respective properties, books, contracts, customers, suppliers, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants and Tax Returns), and, during such period, ITI and SLC shall, and shall cause each of its Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 5.5 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by ITI or SLC pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement, dated April 22, 1998 (as amended by the First Amendment dated June 3, 1999, the Second Amendment dated June 24, 1999, and the Third Amendment dated August 24,
1999), between ITI and SLC (the "Confidentiality Agreement").

                  Section 5.6 Fees and Expenses.

                  (a) Except as provided in this Section 5.6 whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and all filing fees (including, without limitation, filing fees under the Securities Act, the Exchange Act and the HSR
Act) shall be divided equally between ITI and SLC.

                  (b) In the event of the termination of this Agreement and the abandonment of the Merger at any time by ITI or SLC pursuant to Sections 7.1(d),
(e), (f) or (g) and in order to compensate SLC for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, ITI shall, within two business days following such termination, pay SLC a fee of $10,000,000 in immediately available funds; provided, however, that such fee shall be payable with respect to a termination pursuant to Section 7.1(d) only if, and then when, ITI directly or indirectly enters into a definitive agreement relating to an ITI Takeover Proposal within one year of such termination.

                  (c) In the event of the termination of this Agreement and the abandonment of the Merger at any time by ITI pursuant to Section 7.1(b), and if the condition contained in Section 6.3(d) or 6.3(f) has not been satisfied or waived by SLC and all the other conditions contained in Sections 6.1, 6.3(a), 6.3(c) and 6.3(e) have been satisfied or waived as though the date of termination were considered as the Effective Time, SLC shall, within two business days following such termination, reimburse ITI in immediately available funds for its reasonable out-of-pocket expenses (not to exceed $2,000,000) incurred after the date hereof in carrying out its obligations under this Agreement.

                  Section 5.7 Reasonable Best Efforts.

                  (a) Subject to Section 5.7(c), upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non- actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals),
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties agree to file the initial notification required under the HSR Act within 30 days of the date hereof. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld. Without the prior consent of the other party (not to be unreasonably withheld) no party or its representatives shall take any action contemplated by clause (i) above, or make any proposal to a Governmental Entity with respect to the foregoing; provided, however, that SLC may file the request for the supplemental ruling contemplated by Section 5.12 and any supplemental filings related thereto without the consent of ITI. Neither party nor its representatives shall engage in any communication with any Governmental Entity with respect to the actions contemplated by clause (i) above without the participation of the other party or its representatives. If any lawsuits or other legal proceedings of the type contemplated by clause (iii) above are instituted, the defendant shall keep the other party reasonably informed of the proceeding. No lawsuit or legal proceeding of the type contemplated by clause
(iii) shall be settled by one party without the prior written consent of the other party.

                  (b) Each party shall use its reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either ITI or SLC to effect the Merger and to consummate the other transactions contemplated hereby, neither party shall without the other party's prior written consent, commit to any divestiture transaction, and none of SLC, ITI or any of their Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its material businesses, product lines or assets or that otherwise would have a Material Adverse Effect on it.

                  (d) Each of ITI and SLC agrees to cooperate and coordinate efforts to integrate their respective benefit plans.

                  Section 5.8 Public Announcements. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with Nasdaq or a national securities exchange; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

                  Section 5.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, ITI and SLC and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

                  Section 5.10 Indemnification; Directors and Officers Insurance. For six years from and after the Effective Time, ITI agrees to indemnify and hold harmless all past and present officers and directors of SLC and its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by SLC pursuant to SLC's Certificate of Incorporation, Bylaws or agreements in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time. ITI shall provide for an aggregate period of not less than six years from the Effective Time, ITI's and SLC's directors and officers on the date hereof an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar (with respect to limits and deductibles) to ITI's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by SLC for such coverage.

                  Section 5.11 Notification of Certain Matters. ITI shall use its reasonable best efforts to give prompt notice to SLC, and SLC shall use its reasonable best efforts to give prompt notice to ITI, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which has caused or would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of ITI or SLC, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on ITI or SLC, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 5.12 IRS Ruling Letter. SLC shall use its reasonable best efforts to obtain and ITI shall cooperate in obtaining from the IRS a supplemental ruling to its May 13, 1997 tax-free spin-off ruling to the effect that the transactions contemplated by this Agreement are consistent with, and would not have an adverse effect on the conclusion reach in the prior ruling and SLC shall file a request therefor not later than five business days after the date of this Agreement. Notwithstanding the foregoing, SLC may withdraw its request for such supplemental ruling if it reasonably believes that the condition set forth in Section 6.3(d) will not be satisfied.

                  Section 5.13 Financing Commitment. SLC shall use its reasonable best efforts to obtain the financing necessary for the payment of the maximum aggregate Per Share Cash Consideration as contemplated by this Agreement.

                  Section 5.14 ITI Stock Option Plan. In connection with the Proxy Statement, ITI shall submit a proposal to its stockholders to approve an omnibus stock plan with terms substantially equivalent to those customarily used by publicly held corporations and acceptable to SLC covering 1,500,000 shares of ITI Common Stock.

                  Section 5.15 NASDAQ Listing. Prior to the Effective Time, ITI shall use its reasonable best efforts to cause the shares of ITI Common Stock issuable pursuant to the Merger to be approved for listing on NASDAQ, subject to official notice of issuance.

                  Section 5.16 Form S-8. ITI will file with the SEC within 15 business days after the Effective Time a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of ITI Common Stock issuable upon exercise of the SLC Options and use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                  Section 5.17 Redemption of Shareholder Rights Plan. After the time at which the condition set forth in Section 6.1(a) shall have been satisfied, ITI shall not redeem the Shareholder Rights Plan in connection with, related to, or in anticipation of any transaction other than the transactions contemplated hereby.

                  Section 5.18 Name of Surviving Corporation. SLC may designate the name of the Surviving Corporation with the consent of ITI, which consent shall not be unreasonably withheld, no later than five days prior to the proposed mailing date of the Proxy Statement, in which case the parties agree to amend this Agreement to reflect such name.

                  Section 5.19 Services Agreement. At the Effective Time, except as set forth in Section 5.19 of the SLC Letter, all agreements, arrangements or understandings between Berwind Corporation or its affiliates and SLC or its Subsidiaries requiring the payment of money by SLC or its Subsidiaries shall terminate.

                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of stockholders of ITI in accordance with applicable law and the Certificate of Incorporation and Bylaws of ITI and the rules of NASDAQ.

                  (b) Stock Exchange Listings. The ITI Common Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                  (c) HSR and Other Approvals.

                  (i) Any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have, individually or in the aggregate, a Material Adverse Effect on ITI (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

                  (d) No Order. After the date hereof, no court or other Governmental Entity having jurisdiction over ITI or SLC, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the transactions contemplated hereby (the parties having used their respective reasonable best efforts (consistent with the provisions of this Agreement) to remove any such injunction, order or decree).

                  Section 6.2 Conditions to Obligation of ITI to Effect the Merger. The obligations of ITI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Performance of Obligations; Representations and Warranties. SLC shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of SLC set forth in Sections 3.1, 3.2 and 3.3 (the "SLC Specified Representations") shall be true and correct on and as of the Effective Time as if made on and as of such date (except for the representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date). Excluding the SLC Specified Representations, each of the other representations and warranties of SLC contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), in each case except as expressly contemplated or permitted by this Agreement and except for inaccuracies or misrepresentations of any representation or warranty of SLC (other than the SLC Specified Representations) which, when taken together with all other inaccuracies or misrepresentations of representations or warranties of SLC (other than the SLC Specified Representations) would not have a Material Adverse Effect on SLC. ITI shall have received certificates signed on behalf of SLC by its Chief Executive Officer and its Chief Financial Officer as to the matters set forth in this Section 6.2(a).

                  (b) Tax Opinion. ITI shall have received an opinion, in form and substance reasonably satisfactory to it, from Dorsey & Whitney LLP dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly no gain or loss will be recognized by SLC or ITI as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of ITI, SLC and others.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of SLC or its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect on SLC.

                  (d) Indemnification Agreement. Immediately prior to the Effective Time, Berwind Corporation and SLC shall have entered into the Indemnification Agreement in the form of Exhibit D hereto.

                  Section 6.3 Conditions to Obligations of SLC to Effect the Merger. The obligations of SLC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Performance of Obligations; Representations and Warranties. ITI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time. Each of the representations and warranties of ITI set forth in Sections 2.1, 2.2 and 2.3 (the "ITI Specified Representations") shall be true and correct on and as of the Effective Time as if made on and as of such date (except for the representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date). Excluding the ITI Specified Representations, each of the other representations and warranties of ITI contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and as if made without any Material

Adverse Effect qualifications, in each case except as expressly contemplated or permitted by this Agreement and except for inaccuracies or misrepresentations of any representation or warranty of ITI (other than the ITI Specified Representations) which, when taken together with all other inaccuracies or misrepresentations of representations or warranties of ITI (other than the ITI Specified Representations) would not have a Material Adverse Effect on ITI. SLC shall have received certificates signed on behalf of ITI by each of its Chief Executive Officer and its Chief Financial Officer as to the matters set forth in this Section 6.3(a).

                  (b) Tax Opinion. SLC shall have received an opinion, in form and substance reasonably satisfactory to it, from Dechert Price & Rhoads, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                  (i) No gain or loss will be recognized by SLC or ITI as a result of the Merger;

                  (ii) No gain or loss will be recognized by the stockholders of SLC who exchange their SLC stock for ITI stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Common Stock);

                  (iii) The tax basis of the Common Stock received by the stockholders in exchange for SLC Common Stock in the Merger will be the same as the tax basis of the SLC Common Stock surrendered in exchange therefor; and

                  (iv) The holding period of the Common Stock received by a stockholder of SLC pursuant to the Merger will include the period during which the SLC Common Stock surrendered therefor was held, provided the SLC Common Stock is a capital asset in the hands of the stockholder of SLC at the time of the Merger.

In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of ITI, SLC and others.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of ITI or its Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a Material Adverse Effect on ITI.

                  (d) IRS Issues. SLC shall have received from the IRS a supplemental ruling to its May 13, 1997 tax-free spin-off ruling to the effect that the transactions contemplated by this Agreement are consistent with the prior ruling, such supplemental ruling being in form and content acceptable to SLC, in its sole discretion, and SLC is satisfied, in its sole discretion, that no event or condition has occurred that would be inconsistent with, or have an adverse effect on the conclusions reached in, the original or supplemental IRS ruling or request.

                  (e) Registration Rights. ITI (or its assignees) shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

                  (f) Since the date of this Agreement, (i) trading in securities generally on the New York Stock Exchange or NASDAQ shall not have been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York shall not have been declared by either federal or state authorities, or (iii) there shall not have occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect thereof on the global financial markets makes it impossible for ITI to receive the proceeds of financing on terms and in amounts substantially similar to the terms set forth in the Financing Commitment.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of ITI:

                  (a) by the mutual written consent of ITI and SLC;

                  (b) by either ITI or SLC if the Effective Time will not have occurred on or before the six-month anniversary of the date of this Agreement ("Upset Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; and provided, further, that either ITI or SLC may extend the Upset Date up to two times in the aggregate for an additional one-month period each time by written notice given no less than three days prior to the scheduled Upset Date.

                  (c) by either ITI or SLC if (i) a statute, rule, regulation or executive order will have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) an order, decree, ruling or injunction will have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction will have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this provision will have used its reasonable best efforts to remove such injunction, order or decree;

                  (d) by either ITI or SLC if the approvals of the Merger will not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of ITI stockholders or of any adjournment thereof;

                  (e) by ITI or SLC if ITI enters into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of ITI resolves to do so prior to satisfaction of the conditions set forth in Section 6.1(a); provided, however, that ITI may not terminate this Agreement pursuant to this Section 7.1(e) unless
(i) ITI has delivered to SLC a written notice of ITI's intent to enter into such an agreement to effect the Superior Proposal, (ii) five business days have elapsed following delivery to SLC of such written notice by ITI and (iii) during such five business day period ITI has fully cooperated with SLC, including, without limitation, informing SLC of the terms and conditions of the ITI Takeover Proposal and the identity of the Person making the ITI Takeover Proposal, with the intent of enabling SLC to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (iv) ITI has considered in good faith any modification of the terms of this Agreement proposed by SLC during such five business day period; provided, further, that ITI may not terminate this Agreement pursuant to this Section 7.1(e) unless (i) at the end of such five business day period the Board of Directors of ITI continues reasonably to believe that the ITI Takeover Proposal constitutes a Superior Proposal, (ii) prior to such termination ITI pays to SLC the amounts specified under Section
5.7 and (iii) simultaneously with such termination, ITI enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

                  (f) by SLC if a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of ITI is commenced prior to the ITI Stockholder Meeting, and the Board of Directors of ITI fails to recommend against acceptance of such tender offer or exchange offer within the time period presented by Rule 14e-2 by its stockholders;

                  (g) by SLC if the board of directors of ITI at any time withdraws, modifies or revokes its recommendation of its support for the Merger, or if upon a request by SLC, does not confirm its recommendation and support for the Merger;

                  (h) by ITI or SLC if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach will not have been cured within 30 days after notice will have been received by the party alleged to be in breach;

                  (i) by ITI or SLC if SLC shall have withdrawn the request for a supplemental ruling as permitted by Section 5.12; or

                  (j) by SLC if there shall have been a material breach by any of the other parties thereto of any of their respective representations, warranties, covenants or agreements contained in any of the Voting Support Agreements.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                  Section 7.2 Effect of Termination. In the event of termination of this Agreement by either ITI or SLC, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of ITI or SLC or their respective officers or directors (except for the last sentence of Section 5.5 and the entirety of Section 5.6, which shall survive the termination); provided, however, that nothing contained in this
Section 7.2 shall relieve any party hereto from any liability for any willful breach of this Agreement giving rise to such termination.

                  Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ITI, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Notwithstanding the forgoing, no failure or delay by ITI or SLC will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

                  Section 8.1 Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                  Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to ITI, to:

                           ITI Technologies, Inc.
                           2266 Second Street North
                           North Saint Paul, Minnesota 55109
                           Attention: Thomas L. Auth
                                      President and Chief Executive Officer
                           Telephone: (651) 779-2690
                           Facsimile: (651) 779-4802

                           with a copy to:

                           ITI Technologies, Inc.
                           2266 Second Street North
                           North Saint Paul, Minnesota 55109
                           Attention: Charles A. Durant
                                      Vice President, General Counsel
                                      and Secretary
                           Telephone: (651) 779-4865
                           Facsimile: (651) 779-4802

                           and

                           Dorsey & Whitney LLP
                           200 South Sixth Street
                           Pillsbury Center South
                           Minneapolis, Minnesota 55402
                           Attention:  William B. Payne
                           Telephone: (612) 340-2722
                           Facsimile: (612) 340-8738

                  (b)      if to SLC, to:

                           SLC Technologies, Inc.
                           12345 SW Leveton Drive
                           Tualatin, Oregon 97062
                           Attention: Kenneth L. Boyda
                                      Chief Financial Officer
                           Telephone: (503) 691-7243
                           Facsimile: (503) 691-7562
                           with a copy to:

                           Berwind Corporation
                           3000 Centre Square West
                           1500 Market Street
                           Philadelphia,  Pennsylvania 19102
                           Attention: Pamela I. Lehrer
                                      General Counsel
                           Telephone: (215) 575-2800
                           Facsimile: (215) 563-4489

                           and:

                           Dechert Price & Rhoads
                           4000 Bell Atlantic Tower
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention: Herbert F. Goodrich
                           Telephone: (215) 992-4000
                           Facsimile: (215) 994-2222

                  Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Exhibits hereto, the ITI Letter, the SLC Letter and the other documents delivered pursuant hereto or contemplated hereby), except as provided in the last sentence of Section 5.5, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

                  Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

                  Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                  IN WITNESS WHEREOF, ITI and SLC have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                 ITI TECHNOLOGIES, INC.



                                 By    /s/Thomas L. Auth
                                   ---------------------------------------
                                   Its Chief Executive Officer and President
                                       -------------------------------------



                                 SLC TECHNOLOGIES, INC.




                                 By    /s/Kenneth L. Boyda
                                   ---------------------------------------
                                   Its Chief Executive Officer and President
                                       -------------------------------------



           Accepted and agreed to as to Sections 1.4(b), 3.17 and 4.3.

                                BERWIND GROUP PARTNERS




                                By     /s/James C. Cook
                                   ---------------------------------------
                                   Its Senior Vice President-Finance
                                       -------------------------------------




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